UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2016

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Marion McCourt will commence employment with Medivation as Chief Operating Officer on February 1, 2016. In this newly created position, Ms. McCourt will be responsible for oversight of several functions including commercial operations, medical affairs, manufacturing, quality and corporate efficiency and will report to David Hung, M.D., founder, president and chief executive officer of Medivation.

Pursuant to an offer letter entered into on January 6, 2015, between Ms. McCourt and Medivation, Ms. McCourt will receive an annual salary of $575,000, her target bonus will be 60% of base salary, and she will receive a one-time bonus of up to $200,000, repayable if she voluntarily leaves Medivation within one year from the date of employment. Upon Ms. McCourt’s decision to relocate to the San Francisco Bay Area, she will be eligible to participate in Medivation’s relocation program which benefits will include reimbursement of up to one month of rent, if she incurs a lease break penalty, interim housing for up to six months, not to exceed $7,000 per month, and relocation allowance of $25,000, all of which will be grossed up for state and federal taxes and repayable by Ms. McCourt to Medivation if she voluntarily leaves Medivation within two years from the date of employment. Pursuant to the offer letter, Ms. McCourt will receive a stock option to acquire 80,905 shares of Medivation common stock, and restricted stock units to acquire 40,453 shares of Medivation common stock. The stock options will be granted with an exercise price equal to the fair market value of Medivation’s common stock on the date of grant and will vest over four years, and the restricted stock units will vest over three years, subject in each case to accelerated vesting upon a change of control of Medivation.

Ms. McCourt, age 56, joins Medivation from Amgen Inc. where she most recently served as a Vice President in U.S. Commercial Operations from February 2014 to January 2016 where she was part of the team that drove Amgen’s Launch Readiness for multiple assets and led the Organized Customer Team. From May 2013 to January 2014, Ms. McCourt served as Vice President and General Manager where she was responsible for the bone health and primary care business unit. From 2012 to 2013, she was Chief Operating Officer for AstraZeneca US with leadership and profit and loss accountability for AstraZeneca’s largest market with $13 billion in sales. Her responsibilities included oversight and direct report of all U.S. commercial functions, including medical affairs, business development, finance, human resources, legal, operations, payer-government and sales and marketing. During her 12-year tenure at AstraZeneca, Ms. McCourt was President & CEO of AstraZeneca Canada Inc. from 2011 to 2012 and also held the following roles in AstraZeneca Pharmaceuticals LP: Vice President US Business Development, Strategy & Launch; Vice President of Business Units; and Vice President Managed Markets, Government & Policy.

Ms. McCourt has been a member of several life sciences boards, including the Health Leadership Council Executive Board, and launched the Young Health Program in Delaware. She currently serves on the Boards of Girls on the Run International and the MicroClinic 2020. Ms. McCourt holds a B.S. degree in Biology from Lafayette College.

Item 7.01.	Regulation FD Disclosure.

David Hung, M.D., Founder, President and Chief Executive Officer, will present at the 34th Annual J.P. Morgan Healthcare Conference on January 11, 2016, at 3:00 pm Pacific Time. The slides that will be used for the presentation are furnished as Exhibit 99.1 to this Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Presentation slides

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: January 8, 2016	By:	/s/ Richard A. Bierly
Richard A. Bierly Chief Financial Officer

EXHIBIT INDEX

99.1	Presentation slides